Exhibit 10.4

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

WISDOMTREE BITCOIN FUND

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		3
	2.1	Appointment of Custodian	3
	2.2	Establishment of Accounts	4
3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		4
	3.1	Authorized Persons	4
	3.2	Instructions	4
	3.3	BNY Actions Without Instructions	5
	3.4	Funds Transfers	6
	3.5	Electronic Access	6
4.	AGENTS		6
	4.1	Use of Agents	6
5.	TAX MATTERS		6
	5.1	Responsibility for Taxes	6
	5.2	Payments	6
6.	CREDITS AND ADVANCES		7
	6.1	Advances	7
	6.2	Repayment	7
	6.3	Securing Repayment	7
	6.4	Setoff	8
7.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		8
	7.1	Statements	8
	7.2	Books and Records	8
	7.3	Third Party Data	9
8.	DISCLOSURES		9
	8.1	Foreign Exchange Transactions	9
	8.2	Investment of Cash	9
9.	REGULATORY MATTERS		10
	9.1	USA PATRIOT Act	10
	9.2	Sanctions; Anti-Money Laundering	10
	9.3	Notice of Certain Regulatory Matters	11
10.	COMPENSATION		11
	10.1	Fees and Expenses	11
	10.2	Other Compensation	12
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS		12
	11.1	BNY	12
	11.2	Customer	13

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12.	LIABILITY		13
	12.1	Standard of Care	13
	12.2	Limitation of Liability	13
	12.3	Force Majeure	14
	12.4	Indemnification and Insurance	15
13.	CONFIDENTIALITY		16
	13.1	Confidentiality Obligations	16
	13.2	Exceptions	16
	13.3	Information Security	17
14.	TERM AND TERMINATION		17
	14.1	Term	17
	14.2	Termination	18
	14.3	Effect of Termination	19
	14.4	Survival	19
15.	GENERAL		20
	15.1	Assignment	20
	15.2	Amendment	20
	15.3	Governing Law/Forum	20
	15.4	Business Continuity/Disaster Recovery	21
	15.5	Non-Fiduciary Status	21
	15.6	Notices	21
	15.7	Entire Agreement	21
	15.8	No Third Party Beneficiaries	22
	15.9	Counterparts	22
	15.10	Interpretation	22
	15.11	No Waiver	22
	15.12	Headings	22
	15.13	Severability	22

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of November 15, 2024 by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY”), and WISDOMTREE BITCOIN FUND, a Delaware statutory trust (“Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”. This Agreement shall be effective on November 25, 2024 or on such other date as the Parties may agree in writing (the “Effective Date”).

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Appendices and Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Breach Notice” has the meaning set forth in Section 16.2(a).

“Breach Termination Notice” has the meaning set forth in Section 16.2(a).

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

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“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY to Customer.

“Defaulting Party” has the meaning set forth in Section 16.2(a).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Key Personnel” means (i) the designated primary relationship individual and service individual assigned to Customer as of the Effective Date, (ii) the BNY personnel identified by BNY as the primary points of contact for each BNY function, and (iii) such other personnel as assigned from time to time in accordance with Section 13.1 of this Agreement.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Non-Defaulting Party” has the meaning set forth in Section 14.2(a).

“Non-Renewal Notice” has the meaning set forth in Section 14.1(b).

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“Oral Instructions” means, with respect to this Agreement, spoken instructions received by BNY under permissible circumstances agreed by Customer and BNY, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Regulatory Matters” has the meaning set forth in Section 9.3.

“Renewal Term” has the meaning set forth in Section 14.1(b).

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Standard of Care” has the meaning set forth in Section 12.1.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY as custodian of all Cash to be held under, and in accordance with the terms of, this Agreement (the “Assets”), and BNY hereby accepts such appointment. BNY agrees to perform its duties under this Agreement in accordance with the provisions of this Agreement and in accordance with statutes, laws, rules and regulations applicable to BNY ’s performance of the services set forth in this Agreement. The Parties acknowledge and agree that BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY has no obligation:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

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(iv)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)	Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

(d)	Certain service level agreements are set forth in a Service Level Agreement executed as of the Effective Date. Additional appropriate service levels will be negotiated in the course of onboarding as the requirements of Customer are worked through by the respective service and operational teams at Customer and BNY Mellon.

(e)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY from time to time, including rates of interest and deposit account access.

2.2	Establishment of Accounts

BNY will establish and maintain a separate account or accounts for the Trust in which BNY will hold Assets relating to the Trust as provided herein (each, an “Account,” and collectively, the “Accounts”).

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by any Authorized Person.

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BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act in accordance with and rely upon any Instruction received by BNY.

(d)	All Instructions must include all information necessary, and must be delivered using such methods as are described in the definition of “Instructions” and in such format as BNY may reasonably require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions).

(e)	BNY may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(d) or that conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(f)	Customer acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(g)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)	Receive income and other payments due to the Accounts;

(b)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts; and

(c)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY’s performance under this Agreement.

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3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. However, if an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

4.	AGENTS

4.1	Use of Agents

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder.

5.	TAX MATTERS

5.1	Responsibility for Taxes

(a)	Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(b)	Customer acknowledges and agrees that none of BNY nor any BNY Affiliate is a tax adviser and none of BNY nor any BNY Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

5.2	Payments

Where BNY receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

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6.	CREDITS AND ADVANCES

6.1	Advances

If BNY receives an Instruction that, if processed, would result in an overdraft in an Account, BNY may, in its sole discretion, advance funds in any currency hereunder; however, BNY will have no obligation to advance its own funds.

6.2	Repayment

If: (a) BNY has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY, Customer agrees to repay BNY (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness , plus accrued interest at the rate charged by BNY to its institutional custody clients in the relevant currency at the time of the event.

6.3	Securing Repayment

In order to secure repayment of Customer’s obligations and liabilities (whether or not matured) to BNY or any BNY Affiliate, relating to or arising under this Agreement or any other agreement with BNY or any BNY Affiliate, and in addition to any preference, lien or other rights and security interest to which BNY or such BNY Affiliate may be entitled under applicable law or any other agreement, Customer hereby pledges and grants to BNY and such BNY Affiliate, and agrees BNY and such BNY Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s right, title and interest in and to the Account and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY or any BNY Affiliate for the Customer; provided that Customer does not hereby grant a security interest in any securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of BNY (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY or any BNY Affiliate relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY), and that the first lien and security interest granted herein with respect to the Customer will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to collect from the relevant Account sufficient Cash for reimbursement. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer is in default.

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6.4	Setoff

BNY has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations (whether or not matured) of Customer to BNY or any BNY Affiliate, relating to or arising under this Agreement or any other agreement with BNY or any BNY Affiliate. In addition to the rights of BNY or such BNY Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations to BNY or such BNY Affiliate, BNY will have the right without notice to Customer to retain or set-off against any obligations relating to the Customer any cash BNY or any BNY Affiliate may directly or indirectly hold with respect to the Customer, and any obligations (whether or not matured) that BNY or any BNY Affiliate may have with respect to the Customer in any currency. Any such cash or obligation relating to the Customer may be transferred to BNY and any BNY Affiliate in order to effect the above rights.

7.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

7.1	Statements

BNY will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time; provided, however, that BNY will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

7.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY will be the property of Customer. Such books and records will be prepared and maintained as required by applicable law, rules and regulations. In addition, upon notification by Customer that it is in receipt of or otherwise subject to a court order, regulatory request or order, subpoena, or other similar action or context necessitating the preservation of certain records maintained by BNY for the Customer, BNY shall promptly implement reasonable measures to preserve such records in accordance with the duration or other direction specified by the Customer in accordance with BNY ’s policies and procedures and cooperate in the provision to Customer of such records; provided, however, that if BNY is not able to accommodate any such request, it will reasonably assist Customer in its efforts to preserve such records, including by transmitting such records to Customer. BNY will identify on its books and records the Assets belonging to Customer with respect to each Series. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Copies of all such records shall be furnished promptly to the Fund upon request from Customer, including in connection with any regulatory request or examination, and shall at all times during the regular business hours of BNY be open for inspection by duly authorized officers or employees of the Fund. Any such access will be subject to BNY’s applicable security policies and procedures.

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7.3	Third Party Data

(a)	Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to performed for Customer), receives different Third Party Data.

(b)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time. BNY shall promptly notify, by posting to the Data Terms Website, Customer of any new postings or changes to the terms of any conditions previously posted in the Data Terms Website.

8.	DISCLOSURES

8.1	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY or a BNY Affiliate acting as a principal through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any terms, rules or limitations that apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY or such BNY Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

8.2	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account under this Agreement. BNY will have no liability for any loss under this Agreement incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

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9.	REGULATORY MATTERS

9.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

9.2	Sanctions; Anti-Money Laundering

(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(b)	Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its authorized participants that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder.

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(c)	Customer will promptly provide to BNY such information as BNY reasonably requests in connection with the matters referenced in this Section 9.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)	BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

9.3	Notice of Certain Regulatory Matters

At the request of the Customer, and provided that disclosure by BNY is not prohibited by applicable law, rule or agreement between BNY and any governmental authority, BNY will make available to the Customer publicly filed information regarding a criminal or regulatory investigation of BNY. Customer acknowledges and agrees that BNY’s failure to make any such information available to Customer shall not be deemed to be a breach of this Agreement.

10.	COMPENSATION

10.1	Fees and Expenses

In consideration of BNY’s services provided hereunder, Customer will (a) pay to BNY the fees set forth in the fee schedule as agreed in good faith and as amended from time to time on the mutual agreement of the parties and (b) reimburse BNY for such reasonable out-of-pocket and incidental expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) calendar days of Customer’s receipt of the relevant invoice. Customer shall notify BNY in writing within thirty (30) calendar days following receipt of an invoice if Customer is disputing any amounts in good faith. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on undisputed amounts that are overdue at a rate then charged by BNY to its institutional custody clients in the relevant currency. The Parties agree that any new fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

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10.2	Other Compensation

Customer acknowledges that, as part of BNY’s compensation, BNY Mellon will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

(a)	Where an error or omission has occurred in this Agreement that results in an unintended gain, any such gain will be promptly reported to, and solely for the account of, the Customer.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	BNY

(a)	BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair BNY ’s ability to perform its duties and obligations under this Agreement; (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY or any law or regulation applicable to it; and, (f) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, it will use adequate numbers of qualified personnel with suitable training, education, experience and skill to perform the services under this Agreement, and it is skilled and experienced in providing services similar to the services under this Agreement for customers other than the Series.

(b)	BNY shall provide the Customer, as it may reasonably request, with a SOC 1 report (or any comparable successor report thereto) by independent public accountants on BNY ’s system, relating to the services provided by BNY under this Agreement.

(c)	BNY will make commercially reasonable efforts to not remove or replace with any other person, any Key Personnel without providing notice to Customer unless such Key Personnel is being terminated or suspended or notification is not practicable under the circumstances.

(d)	The Customer may reasonably request the replacement of Key Personnel during the Term, and BNY shall comply with such requests except as prohibited by applicable law and on a commercially reasonable basis within a reasonable amount of time. The Parties may agree upon other conditions relating to Key Personnel from time to time.

(e)	BNY will establish a governance structure for the provision of services to the Series and will consult with Customer with respect to the appointment of persons to the positions for internal face-off on day-to-day matters.

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11.2	Customer

(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

12.	LIABILITY

12.1	Standard of Care

In performing its duties under this Agreement, BNY will exercise the standard of care and diligence that a prudent professional custodian responsible for providing custodial and similar services to registered investment companies would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and shall act without bad faith, negligence, willful misconduct, willful misfeasance, fraud, or reckless disregard of its duties and obligations under this Agreement (“Standard of Care”).

12.2	Limitation of Liability

(a)	In no event will a party be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if such party has been advised of the possibility of such losses or damages).

(b)	BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any losses or damages arising out of any of the following:

(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

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(ii)	BNY’s reliance on and acting in accordance with Instructions;

(iii)	For any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(d), whether or not BNY acted upon such instructions;

(iv)	BNY receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(v)	Customer’s or an Authorized Person’s decision to hold Cash in any currency;

(vi)	The insolvency of any Person.

(c)	If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of either reputable counsel of its own choosing or counsel to Customer. To the extent BNY notifies Customer of such advice and Customer, acting reasonably and in good faith, concurs that reliance on such advice is reasonable as it relates to Customer, BNY will not be liable for acting in accordance with such advice.

12.3	Force Majeure

BNY will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. BNY will promptly notify the Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize the effect of any such events. For the avoidance of doubt, the occurrence of any such event will not relieve BNY of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 15.4.

In the event that the Customer reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than three (3) consecutive business days, the Customer may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Customer’s expense, contracting with another service provider to provide such services during such period; provided, that the Customer shall consult with BNY in good faith in connection with any such mitigation and BNY shall provide Customer reasonable assistance in good faith in connection therewith; provided, further, that BNY shall resume providing, and the Customer shall pay for, such services when BNY resumes providing them, unless the Customer has terminated this Agreement pursuant to the terms of Section 14.2. Notwithstanding anything set forth in this Section 12.3, (a) in no event shall the Customer be obligated to pay any fees under this Agreement to BNY with respect to any services not actually provided during any event described in this Section 12.3, and (b) the Customer shall have no responsibility to pay BNY for services temporarily performed by a third party service provider.

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12.4	Indemnification and Insurance

(a)	Customer will indemnify and hold harmless BNY from and against direct losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY arising out of or relating to BNY’s performance under this Agreement, except to the extent resulting from BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer against BNY arising out of or relating to BNY’s performance under this Agreement.

(b)	Subject to the limitations of liability in Section 12.2, BNY will indemnify and hold harmless the Customer from and against direct losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Customer as the direct result of BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(c)	Upon the occurrence of any event directly arising out of the services provided by BNY under this Agreement that causes any loss, cost, expense, damage or liability to the Customer, BNY will promptly notify the Customer of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to the Customer. In order that the indemnification provisions contained in this Section 14.4 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)	BNY will maintain, at its own cost, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by BNY to be appropriate. Upon request, BNY agrees to provide the Customer with certificates of insurance.

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13.	CONFIDENTIALITY

13.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes provided that BNY shall not distribute the aggregated data in a format that identifies customer-related data with respect to Customer or any particular Series.

BNY will employ reasonable safeguards designed to protect Customer’s Confidential Information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards BNY may choose to employ. To the extent that BNY’s affiliates or other permitted agents or subcontractors have access to Confidential Information, BNY shall require that such entities are subject to terms governing confidentiality and security of such information that are substantially similar to those set forth in this Agreement. At all times, BNY shall remain responsible and liable for such entities’ compliance with the terms of Section 13.1. BNY agrees to notify promptly the Customer of any breach of this Section 13.1 and to provide the Customer with details as to the nature and extent of the breach, including, but not limited to, the type of confidential or personal information disclosed and the identity of the recipients of such information.

13.2	Exceptions

The Parties’ respective obligations under Section 13.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. The Parties acknowledge that the existence and terms of this Agreement are required to be publicly disclosed by the Series pursuant to applicable law.

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Without limiting the generality of the preceding paragraphs, BNY acknowledges and agrees that Customer is prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in Section 13.1 hereof and solely for the purposes of the performance of custodial services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to and use of any and all such information shall be restricted as described in Section 13.1 hereof, and that BNY shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

The Parties acknowledge and agree that any breach of Section 13.1 hereof would cause not only financial damage, but irreparable harm to the other Party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 13.1 hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 13.1 hereof.

13.3	Information Security

(a)	BNY will establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement.

(b)	BNY will implement an information security program consistent with the Information Security Program Set forth in Exhibit A for the protection of information received from Customer in connection with this Agreement.

14.	TERM AND TERMINATION

14.1	Term

(a)	This Agreement will commence on the Effective Date and, unless terminated pursuant to its terms, will continue in effect until 11:59 PM (Eastern time) on the date which is the third anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)	This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless Customer or BNY gives written notice to the other Party of its intent not to renew not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to Customer at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

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14.2	Termination

(a)	Notwithstanding Section 14.1, if Customer or BNY materially breaches this Agreement (a “Defaulting Party”) the other Party (on one hand, BNY; on the other hand, Customer) (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (BNY or Customer) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving at least sixty (60) days’ written notice of termination to the Defaulting Party. If any such notice is provided by the Customer or by BNY (a “Breach Termination Notice”), this Agreement shall terminate as of 11:59 PM (Eastern time) on the last day of the applicable notice period following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(b)	To the extent BNY receives a Red, Amber, Green (“RAG”) rating of “red” for a given Key Performance Indicator (“KPI”) as specified in the Service Level Agreement for two consecutive months (or other measurement period for such Service Level, if applicable), this shall constitute a “Service Level Deep Default.” BNY shall have a period of two (2) months (or two (2) consecutive measurement periods, if applicable) in which to cure the Service Level Deep Default (the “Cure Period”). If, during the Cure Period, BNY receives two or more red RAG ratings for the KPI that triggered a Service Level Deep Default, the Customer may terminate the Agreement with respect to that service upon thirty (30) days’ written notice to BNY.

(c)	Notwithstanding any other provision of this Agreement, BNY or Customer may terminate this Agreement immediately by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding, (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding, (iii) the other Party makes a general assignment for the benefit of creditors, or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY or Customer may exercise its termination right under this Section 14.2(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY or Customer of its termination right under this Section 14.2(b) shall be without any prejudice to any other remedies or rights available to BNY or Customer and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 15.7 below, notice of termination under this Section 14.2(b) shall be considered given and effective when given, not when received.

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(d)	Customer may terminate this Agreement at any time upon ninety (90) days’ prior written notice in the event that the Sponsor determines to liquidate the Trust. BNY may terminate this Agreement at any time upon ninety (90) days’ written notice for any reason and upon thirty (30) days’ written notice in the event of a breach of the Customer’s representations contained in Section 11.2.

14.3	Effect of Termination

(a)	Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination. BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder.

(b)	Notwithstanding any provision of this Section 14 to the contrary, in the event that this Agreement is terminated in its entirety the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year (up to 180 days in the event of termination under Sections 14.2(a)-(d)) or for such shorter period of time as the Parties mutually agree is necessary for BNY to transfer the custody records, Assets and other items to a successor custodian pursuant to Instructions (the “Transition Period”); provided, that during any such Transition Period, BNY will be entitled to compensation for BNY’s Transition Period services pursuant to Section 10 and the provisions of this Agreement relating to the duties and obligations of BNY will remain in full force and effect. If any Assets remain in any Account after the Transition Period, BNY Mellon may deliver to Customer such Assets.

14.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 11 (Representations, Warranties and Covenants); Section 12 (Liability); Section 13 (Confidentiality); Section 14.3 (Effect of Termination); Section 14.4 (Survival) and Section 15.3 (Governing Law/Forum).

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15.	GENERAL

15.1	Assignment

(a)	Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise). Notwithstanding the foregoing, BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate or to any successor to the business of BNY to which this Agreement relates in connection with a sale or transfer of a majority or more of its assets, equity interests, or voting control; provided, that (i) BNY provides notice of such assignment or transfer to a BNY Affiliate or successor to Customer, and (ii) such assignment or transfer does not impair the provision of services under this Agreement in any material respect provided further, that if BNY assigns or transfers this Agreement pursuant to this Section 15.1(a) to a non-BNY Affiliate without the written consent of Customer, Customer shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement; or (b) as otherwise permitted in this Agreement; provided further, that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer pursuant to a foregoing item (a) or (b) will satisfy the requirements for serving as a custodian for registered investment companies. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns. BNY shall notify Customer promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY; provided that such information is publicly available information and that BNY makes such information available to its clients generally.

15.2	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party, provided that BNY shall not unreasonably withhold, delay or condition its agreement to the addition of a Series of Customer to the list of Series serviced under this Agreement. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

15.3	Governing Law/Forum

(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

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15.4	Business Continuity/Disaster Recovery

BNY has implemented and shall maintain in effect at all times during the terms of this Agreement, business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

Such plans will, at a minimum, make reasonable provision for (i) periodic back-up of the computer files and data with respect to Customer and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, BNY shall provide a high-level presentation summarizing such plan. BNY represents that its business continuity plan is appropriate for its business as a provider of custody services.

15.5	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

15.6	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth below (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid or (ii) by email (as a signed attachment) with confirmation of email receipt. All notices given in accordance with this Section will be effective upon receipt.

To the Customer:
WisdomTree Digital Commodity Services, LLC
250 West 34th Street, 3rd Floor New York, New York 10119
Email: legalnotice@wisdomtree.com

To BNY :
The Bank of New York Mellon 240 Greenwich St. New York, NY 10286 Attn: Legal Department

15.7	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

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15.8	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

15.9	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

15.10	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

15.11	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

15.12	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

15.13	Severability

The invalidity, illegality or unenforceability of any provision of this Agreement will not affect the validity, legality or enforceability of any other provision, and if any provision is held to be unenforceable as a matter of law, the other provisions will remain in full force and effect. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

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15.14	Limitation of Liability

This Agreement has been entered into by the Customer and was executed and delivered by an officer of Customer’s sponsor, on behalf of the Customer, which officer was acting solely in his or her capacity as an officer of the sponsor and not in his or her individual capacity and which sponsor was acting solely in its capacity as sponsor of the Customer and not in its individual capacity. It is expressly acknowledged and agreed that the obligations of the Customer hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Customer or its sponsor, personally, but shall bind only the property of the Customer, as provided in the Customer’s Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		WISDOMTREE BITCOIN FUND By: WisdomTree Digital Commodity Services, LLC, its Sponsor

By:	/s/ Robert M Stein	By:	/s/ Jeremy Schwartz

Name:	Robert M Stein Jr	Name:	Jeremy Schwartz

Title:	Vice President	Title:	WisdomTree Digital Commodity Services CEO

Date:	Nov 20, 2024	Date:	Nov 20, 2024

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Exhibit A

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.       Information Security Program Overview.

A.       “Services” means the services provided under the Agreement.

B.       During the term of the Agreement, BNY will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY ’s possession or under BNY ’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

C.       BNY ’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY ’s business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNY shall not diminish the overall level of protection this Exhibit is intended to provide.

II.       Security Incident Response and Notice.

A.       BNY will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.       In the event of a declared Security Incident, BNY will (i) promptly notify Customer, (ii) provide updates to Customer regarding BNY ’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.       “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III.       Governance. BNY shall upon request (i) provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY ’s security controls; (ii) engage a third party provider to perform penetration testing of BNY systems used to provide the Services and, upon request, provide Customer confirmation of such testing, and (iii) participate in Customer’s reasonable information security due diligence questionnaire process.

A. BNY shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY ’s facility security policies and availability of personnel:

(i) meet with Customer subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY premises except as mutually agreed in writing; and

(ii) permit access to a BNY data center used to process Customer Data and provide the Services by no more than three Customer representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY , for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

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Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY ’s security controls, without BNY ’s prior written consent. Customer shall reimburse BNY for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY ’s security controls and data center.

IV.       Network and Communications Security.

A.       Asset Management. BNY will maintain an inventory of its system components, hardware and software used to provide the Services, and will review and update such inventory in accordance with the ISP.

B.       Change Management. BNY shall require that changes to its network or software used to provide the Services are tested and applied pursuant to a documented change management process.

C.       Security Monitoring. BNY will monitor cyber threat intelligence feeds daily. BNY will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.       Network Segmentation. BNY ’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY ’s production environment used to provide the Services will be segregated from pre-production regions and BNY ’s internal segment.

E.       Vulnerability Management. BNY will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the Services. BNY will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY will remediate identified security vulnerabilities in accordance with its process.

F.       Malicious Code. BNY will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the Services.

G.       Communications. BNY will protect electronic communications used in the provision of Services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.       Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.       Logging. The ISP will require the maintenance of network and application logs as part of BNY ’s security information and event management processes. Logs are retained in accordance with law applicable to BNY ’s provision of the Services as well as BNY ’s applicable policies. BNY uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

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VII.       Data Security.

A.       Identity & Access Management. BNY will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.       Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

C.       Encryption. BNY will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY determines to be appropriate in accordance with the ISP and law applicable to BNY ’s provision of the Services.

D.       Remote Access. The ISP will restrict remote access to BNY systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.       Devices. BNY will restrict the transfer of Customer Data from its network to mass storage devices. BNY will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY will maintain the ability to remote wipe the contents of the container.

F.       Data Leakage Prevention (DLP). BNY will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY ’s network.

G.       Disposal. BNY will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.       Personnel. BNY will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws, and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.       Physical Security. BNY will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.       Subcontracting. BNY will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”).

XI.       BCP/DR. BNY will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

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